Exhibit 107.1
Calculation of Filing Fee Tables
Form
S-8
(Form Type)
IonQ, Inc.
(Exact name of registrant as specified in its charter)
Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.0001 per share, reserved for issuance under the Lightsynq Technologies Inc. 2024 Equity Incentive Plan	Rule 457(h)	1,530,183 (2)	$0.52 (3)	$795,695.16	0.00015310	$121.83

Total Offering Amounts			1,530,183		$795,695.16		$121.83

Total Fee Offsets (4)							—

Net Fee Due							$121.83

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (the “Registration Statement”) shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the Lightsynq Technologies Inc. 2024 Equity Incentive Plan (the “Lightsynq Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration or conversion of the Registrant’s Common Stock that increases the number of outstanding shares of Common Stock.

(2)
Pursuant to the Agreement and Plan of Reorganization dated as of May 6, 2025, by and among the Registrant, Lute Acquisition Sub, Inc., Lightsynq Technologies Inc. (“Lightsynq”) and certain other parties, the Registrant assumed certain outstanding options to purchase shares of common stock of Lightsynq under the Lightsynq Plan and such options became exercisable to purchase shares of the Registrant’s Common Stock, subject to appropriate adjustments to the number of shares and the exercise price of each such option.

(3)	Pursuant to Rule 457(h) under the Securities Act, on the basis of the weighted average exercise price of options outstanding under the Lightsynq Plan and assumed by the Registrant.
(4)	The Registrant does not have any fee offsets.